Philip Croxford
501 Lake Shore Drive North
Barrington, IL 60010
November 14, 2012
Revised 11/18/12

Dear Philip,

It is my pleasure, on behalf of LifeCell Corporation, to present you with the following offer of employment as Senior Vice President, Commercial. You will be reporting to Lisa Colleran, President & CEO.

Please note that this offer is contingent upon our receipt of successful results of our screening process, which includes, but may not be limited to, background and reference checks, drug screening and verification of your eligibility to work in the United States.

Below is an outline of the compensation package designed for you, as well as a summary of selected benefits.

Start Date: Your start date is still to be determined, but it is expected to be no later than December 10, 2012.

Annual Compensation:

Base Salary: You will be paid a semi monthly base salary of$ 16,548.333 on the 15th and last day of the month, which equates to $395,000.00 annually. Your employment status will be classified as a regular, full time exempt employee.

2012 Annual Incentive Bonus Plan: Your annual target bonus award opportunity will be equal to 60% of your base salary. This Annual Incentive Bonus Plan ("AlB Plan") is designed as an incentive to eligible employees and is designed to pay a bonus when specific Company and individual performance results are achieved as agreed upon by the senior management team. This is a calendar year plan, and participation and payouts in the AlB Plan will be prorated based as of your start date. Your participation in the AlB Plan will otherwise be subject to all the terms and condition of the AlB Plan.

Executive Equity Incentive Plan:

Your position is eligible for participation in the Executive Equity Incentive Plan maintained by LifeCell's indirect parent, Chiron Guernsey Holdings L.P, Inc. The Compensation Committee of the Board of Directors has approved a grant of 625,000 Profits Interest Units in Chiron Guernsey Holding L.P. Inc. This grant will be comprised as follows: (1) 50% of the Profits Interest Units will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of grant and the remaining 75% to vest ratably on a quarterly basis over 36 months; and (2) 50% of the Profits Interest Units will be performance vesting units that vest in three tranches based upon achievement of a multiple of invested capital received by the parent company's ultimate owners, subject in each case to the terms and conditions of the Executive Equity Incentive Plan and any applicable award documentation. More information regarding the Executive Equity Incentive Plan and your award will be provided to you separately.

Signing Bonus:

As additional consideration for joining the Company, you will receive an extended signing bonus of $130,000.00. Eighty thousand ($80,000.00), minus applicable withholdings, will be paid thirty days from your start date. An additional $50,000.00, minus applicable with holdings, will be paid on the 15th or 30th of the month, whichever is closer to the one year anniversary of your start date, provided you are performing satisfactorily. Should you voluntarily resign your position with LifeCell or be involuntarily terminated by the company with Cause (as that term is defined in the Key Employee Retention Agreement discussed below) within one-year of receipt of the applicable disbursement discussed herein, you will be required to reimburse the Company the amount of the disbursement.

Relocation Benefits:

Relocation assistance is provided to help make your move to your new location as easy as possible. Details of the program will be provided to you under separate cover. In order to be eligible for these Relocation Benefits, you will be required to execute a Repayment Agreement agreeing to the terms and conditions of the relocation benefits being offered to you.

Benefits:

You are eligible to participate in most benefits plans as of your date of hire with LifeCell. This includes KCI's sponsored health plans, flexible spending accounts and supplemental life insurance plans. In addition, the Company provides short and long-term disability coverage, basic life insurance coverage and an Employee Assistance Program at no cost to you. Details of the KCI sponsored benefits plans will be provided under separate cover.

Vacation:

Time away, for your position grade level, is a self-managed program offering team members significant flexibility in managing personal time off. With this approach vacation days are not allotted, tracked or banked and as such, scheduling time off need only be coordinated with your direct supervisor. The program is subject to state laws which may have different requirements. Your Human Resources representative can provide more details.

Agreements:

By virtue of your new role, it will be necessary for you to sign several agreements as a condition of your employment, including but not limited to the following:

KCI Arbitration Policy Statement, KCI Non-Disclosure and Non-Competition Agreement, KCI Invention Assignment Agreement, and completion of a Form 1-9 establishing your eligibility to work in the United States under the Federal Immigration Reform and Control Act. The agreements listed above will be provided for your review and signature. These agreements must be completed and submitted prior to your beginning employment with LifeCell and are a condition to your employment with LifeCell.

Employment At-Will and Severance:

You retain the option, as does LifeCell, of ending your employment with LifeCell at any time, with or without notice and with or without cause. As such, your employment with LifeCell is considered at-will and neither this letter, nor any other oral or written representations may be considered a contract for employment with LifeCell for any specific period of time.

Notwithstanding the foregoing, if you are involuntarily terminated without Cause (as more fully defined in the below referenced agreement), then you are eligible to receive a severance payment in the amount of (a) one year of your annual base pay,(b) your annual target bonus, and (c) reimbursement for 12 months of COBRA at the employee only rate, all in exchange for agreeing to certain releases provided to you by LifeCell. The complete terms and conditions of this severance payment are fully described in the Key Employee Retention Agreement which will be provided to you under separate cover for your review and signature .This agreement must be completed and submitted prior to your beginning employment with LifeCell.

This letter serves to establish the entirety of your employment relationship with LifeCell and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company. This offer is valid for five business days from the date of receipt.

Should you have any questions or require clarification on any aspect of this offer, please do not hesitate to contact me at 908-947-1107.

I hope that you are as excited at the prospect of joining LifeCell as we are at having you as part of the team.

..

Sincerely,

/s/ Robin D. Friedman

Robin D. Friedman
Vice President, Human Resources

Accepted by: Philip Croxford

/s/ Philip Croxford    November 18, 2012

Signature and Date